Exhibit 10.2

FIRST MODIFICATION OF LEASE AGREEMENT

FIRST MODIFICATION OF LEASE AGREEMENT (this “Amendment”), made as of this 18th day of June, 2014 (the “Effective Date”), between JT MH 1250 OWNER LP, a Delaware limited partnership (“Landlord”), having an address at c/o Jamestown, One Overton Park, Twelfth Floor, 3625 Cumberland Boulevard, Atlanta, Georgia 30339, and VARONIS SYSTEMS, INC., a Delaware corporation (“Tenant”), having an address at 1250 Broadway, New York, New York 10001.

WITNESSETH

WHEREAS, Landlord and Tenant are parties to that certain Agreement of Lease, dated as of December 19, 2011 (as amended hereby, the “Lease”), whereby Tenant leased certain premises (the “31st Floor Premises”) more particularly described therein and located on the thirty-first (31th) floor of the building commonly known as and located at 1250 Broadway, New York, New York; and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease, add additional premises to the 31st Floor Premises, and modify certain other provisions of the Lease as more specifically set forth herein.

NOW, THEREFORE, for Ten Dollars, the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is hereby modified as follows:

1.	Definitions.

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

2.	Term Extension.

2.1. The term of the Lease (the “Term”) is hereby extended upon and subject to the same terms, covenants and conditions as in the Lease, except as otherwise set forth herein, for the period (the “Extended Term”) commencing on February 1, 2015 and ending on February 28, 2026 (the “Extended Term Expiration Date”).

2.2. As of the date hereof, the “Term” or “term” shall mean the term of the Lease, as extended by the Extended Term, and the “Expiration Date” shall mean the Extended Term Expiration Date, unless the term of the Lease, as extended hereby, shall sooner terminate pursuant to the terms of the Lease or by law.

2.3. When the 29th Floor Rent Commencement Date, the 29th Floor First Rental Period, the 29th Floor Second Rental Period, the 29th Floor Third Rental Period, the 28th Floor Commencement Date, the 28th Floor Rent Commencement Date, the 28th Floor First Rental Period, the 28th Floor Second Rental Period and the 28th Floor Third Rental Period (as all such terms are hereinafter defined) shall have been determined in accordance with the terms of this Amendment, Landlord and Tenant shall, upon the request of either of them, execute a statement prepared by Landlord setting forth such dates. Any failure of Tenant to execute such statement shall not affect the determination of any of the foregoing dates.

3.	Additional Premises.

3.1. Commencing on the Effective Date, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, on all of the terms and conditions of the Lease (except as otherwise provided in this Amendment), those certain premises located on the twenty-ninth (29th) floor of the Building conclusively deemed to comprise 15,356 rentable square feet, substantially as shown on the floor plan annexed as Exhibit A hereto (the “29th Floor Premises”). On the Effective Date the 29th Floor Premises shall be delivered to Tenant vacant and broom-clean. From and after the Effective Date, all references in the Lease to the “Premises” or the “demised premises” shall be deemed to include the 29th Floor Premises.

3.2. Commencing on the date on which Landlord delivers possession of the 28th Floor Premises (as hereinafter defined) to Tenant vacant and broom-clean with Landlord’s 28th Floor Premises Work (as hereinafter defined) Substantially Complete (as hereinafter defined) and an SNDA (as hereinafter defined) from the lessor under any ground or underlying lease and the holder of any mortgage then in effect (the “28th Floor Commencement Date”), which shall occur no sooner than October 1, 2014, those certain premises located on the twenty-eighth (28th) floor of the Building conclusively deemed to comprise 15,356 rentable square feet, substantially as shown on the floor plan annexed as Exhibit B hereto (the “28th Floor Premises”), shall be leased to Tenant on all of the terms and conditions of the Lease, except as otherwise provided in this Amendment. From and after the 28th Floor Commencement Date, all references in the Lease to the “Premises” or the “demised premises” shall be deemed to include the 28th Floor Premises.

3.3. (a) On (x) the Effective Date Tenant shall accept the 29th Floor Premises, and (y) on the 28th Floor Commencement Date Tenant shall accept the 28th Floor Premises with the 28th Floor Premises Work Substantially Completed, and otherwise in their “AS IS” condition on such dates, and Landlord shall not be required to perform any additional work to make the 29th Floor Premises or the 28th Floor Premises ready for Tenant’s use and occupancy.

(b) As used herein, “Substantially Complete” shall mean that Landlord’s 28th Floor Premises Work shall be substantially completed other than (a) minor or insubstantial details of construction, mechanical adjustment or decoration that remain to be performed or (b) portions of Landlord’s 28th Floor Premises Work have not been completed because under good construction scheduling practice such work should be done after still uncompleted finishing or other work to be done by or on behalf of Tenant is completed. In addition, the date Landlord’s 28th Floor Premises Work shall be deemed Substantially Completed shall be accelerated one day for each day of any delay caused by Tenant or its employees, agents or contractors.

3.4. If for any reason Landlord shall be unable to deliver possession of the 29th Floor Premises or the 28th Floor Premises to Tenant on any date specified in this Amendment for such delivery, Landlord shall have no liability to Tenant therefor except as expressly provided in this Section 3.4 and the validity of this Amendment (or the Lease) shall not be impaired, nor shall the Term under the Lease (as modified by this Amendment) be extended, by reason thereof. This Section 3.4 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding the foregoing, in the event the 28th Floor Commencement Date fails to occur on or prior to December 1, 2014, (i) Landlord shall use commercially reasonable efforts to remove any party then occupying the 28th Floor Premises, which efforts shall include but not be limited to prompt initiation and diligent prosecution of appropriate legal proceedings to evict such party and regain possession of the 28th Floor Premises and to cause vacant and exclusive possession of such space to be delivered to Tenant in the condition required under this Amendment as soon as reasonably possible; (ii) the fixed annual rent allocable to the 28th Floor Premises shall be abated one (1) day for every day that the 28th Floor Commencement Date fails to occur following December 1, 2014 (subject, however, to the terms of clause (iii)); (iii) to the extent available, Landlord shall make substitute space in the Building available to Tenant at no charge (other than the payment of utilities and overtime services), provided, however, that in the event Tenant elects to use such substitute space, then the rent abatement described in the preceding clause (ii) and, if applicable, the following sentence shall not apply). In addition, in the event the 28th Floor Commencement Date fails to occur on or prior to March 1, 2015, fixed annual rent allocable to the 28th Floor Premises shall be abated two (2) days for every day that the 28th Floor Commencement Date fails to occur following March 1, 2015 (subject, however, to the terms of clause (iii) of the preceding sentence).

4.	Fixed Annual Rent.

4.1. The fixed annual rent for the 31st Floor Premises shall be payable as follows:

(a)	For the period commencing on the Effective Date and ending on January 31, 2015, at the applicable rate provided in Section 1.01 of the Lease;

(b)	For the period commencing on February 1, 2015 and ending on September 30, 2015, provided Tenant is not then in default beyond the expiration of any applicable notice and cure period, fixed annual rent, Tenant’s Tax Payment, the Expense Payment, Insurance Expense Payment and Energy Expense Payment (as such terms are hereinafter defined) for the 31st Floor Premises shall be abated (it being agreed that if Tenant is so in default, fixed annual rent for such period shall be payable at the rate provided for in Section 4.1(c) hereof and Tenant’s Tax Payment, the Expense Payment, Insurance Expense Payment and Energy Expense Payment for such period shall be payable as otherwise provided in Section 5 hereof);

(c)	For the period commencing on October 1, 2015 and ending on September 30, 2018, at the rate of $882,970.00 per annum ($73,580.83 per month);

(d)	For the period commencing on October 1, 2018 and ending on September 30, 2022, at the rate of $921,360.00 per annum ($76,780.00 per month); and

(e)	For the period commencing on October 1, 2022 and ending on the Extended Term Expiration Date, at the rate of $959,750.00 per annum ($79,979.17 per month).

4.2. The fixed annual rent for the 29th Floor Premises shall be payable as follows:

(a)	For the period commencing on the Effective Date and ending on the fourteen (14) month anniversary thereof (the “29th Floor Rent Commencement Date”), provided Tenant is not then in default beyond the expiration of any applicable notice and cure period, fixed annual rent, Tenant’s Tax Payment, the Expense Payment, Insurance Expense Payment and Energy Expense Payment for the 29th Floor Premises shall be abated (it being agreed that if Tenant is so in default, fixed annual rent for such period shall be payable at the rate provided for in Section 4.2(b) hereof and Tenant’s Tax Payment, the Expense Payment, Insurance Expense Payment and Energy Expense Payment for such period shall be payable as otherwise provided in Section 5 hereof);

(b)

For the period (the “29th Floor First Rental Period”) commencing on the 29th Floor Rent Commencement Date and ending on the last day of the month in which occurs the three (3) year anniversary of the 29th Floor Rent

Commencement Date (unless the 29th Floor Rent Commencement Date is the first day of the month, in which event the 29th Floor First Rental Period shall end on the day preceding the three (3) year anniversary of the 29th Floor Rent Commencement Date), at the rate of $882,970.00 per annum ($73,580.83 per month);

(c)	For the period (the “29th Floor Second Rental Period”) commencing on the day immediately following the 29th Floor First Rental Period and ending on the day preceding the four (4) year anniversary thereof, at the rate of $921,360.00 per annum ($76,780.00 per month); and

(d)	For the period (the “29th Floor Third Rental Period”) commencing on the day immediately following the 29th Floor Second Rental Period and ending on the Extended Term Expiration Date, at the rate of $959,750.00 per annum ($79,979.17 per month).

4.3. The fixed annual rent for the 28th Floor Premises shall be payable as follows:

(a)	For the period commencing on the 28th Floor Commencement Date and ending on the later to occur of (x) October 1, 2015 and (y) the day preceding the seventeen (17) month anniversary thereof (such later date known as the “28th Floor Rent Commencement Date”), provided Tenant is not then in default beyond the expiration of any applicable notice and cure period, fixed annual rent for the 28th Floor Premises shall be abated (it being agreed that if Tenant is so in default, fixed annual rent for such period shall be payable at the rate provided for in Section 4.3(b) hereof);

(b)	For the period (the “28th Floor First Rental Period”) commencing on the 28th Floor Rent Commencement Date and ending on the last day of the month in which occurs the three (3) year anniversary of the 28th Floor Rent Commencement Date (unless the 28th Floor Rent Commencement Date is the first day of the month, in which event the 28th Floor First Rental Period shall end on the day preceding the three (3) year anniversary of the 28th Floor Rent Commencement Date), at the rate of $882,970.00 per annum ($73,580.83 per month);

(c)	For the period (the “28th Floor Second Rental Period”) commencing on the day immediately following the 28th Floor First Rental Period and ending on the day preceding the four (4) year anniversary thereof, at the rate of $921,360.00 per annum ($76,780.00 per month); and

(d)	For the period (the “28th Floor Third Rental Period”) commencing on the day immediately following the 28th Floor Second Rental Period and ending on the Extended Term Expiration Date, at the rate of $959,750.00 per annum ($79,979.17 per month).

5.	Additional Rent.

5.1. Tenant shall make separate Tenant’s Tax Payments for each of the 31st Floor Premises, the 29th Floor Premises and the 28th Floor Premises pursuant to Article 3 of the Lease, subject to the following:

(a)	For the 31st Floor Premises, (i) between the Effective Date and January 31, 2015, Tenant shall continue to make Tenant’s Tax Payment pursuant to Article 3 of the Lease, and (ii) from and after February 1, 2015, Tenant shall make Tenant’s Tax Payment pursuant to Article 3 of the Lease, except that the term “Base Tax” shall be deemed to mean the average of (X) the amount determined by multiplying (i) the amount for which the Building and the Land are assessed by the City of New York for the purposes of establishing Taxes to be paid by Landlord for the Tax Year commencing July 1, 2014, as finally determined, by (ii) the real property tax rate applicable to the Borough of Manhattan with respect to the Tax Year commencing July 1, 2014, and (Y) the amount determined by multiplying (i) the amount for which the Building and the Land are assessed by the City of New York for the purposes of establishing Taxes to be paid by Landlord for the Tax Year commencing July 1, 2015, as finally determined, by (ii) the real property tax rate applicable to the Borough of Manhattan with respect to the Tax Year commencing July 1, 2015 (hereafter, the “2015 Taxes”);

(b)	For the 29th Floor Premises, from and after the Effective Date, Tenant shall make Tenant’s Tax Payment pursuant to Article 3 of the Lease, except that the term “Tenant’s Tax Proportionate Share” shall be deemed to mean 2.18% and the term “Base Tax” shall be deemed to mean the 2015 Taxes; and

(c)	For the 28th Floor Premises, from and after the 28th Floor Commencement Date, Tenant shall make Tenant’s Tax Payment pursuant to Article 3 of the Lease, except that the term “Tenant’s Tax Proportionate Share” shall be deemed to mean 2.18% and the term “Base Tax” shall be deemed to mean the 2015 Taxes; and

5.2. Tenant shall pay to Landlord, as additional rent, separate Expense Payments, Insurance Expense Payments and Energy Expense Payments for each of the 31st Floor Premises, the 29th Floor Premises and the 28th Floor Premises in accordance with the terms of Exhibit C annexed hereto.

6.	Electricity.

Tenant shall purchase electricity from Landlord pursuant to Article 4 of the Lease, except that (A) from and after (i) February 1, 2015 (with respect to the 31st Floor Premises), (ii) the Effective Date (with respect to the 29th Floor Premises) and (iii) the 28th Floor Commencement Date (with respect to the 28th Floor Premises), the reference to “seven (7%) percent” appearing in Section 4.01(ii) of the Lease is replaced with “five (5%) percent”, and (B) any unused electricity allocated to the Premises may be recaptured by Landlord. Landlord shall bear all cost and expense associated with installing submeters for Tenant’s electricity consumption. No building-wide HVAC or HVAC that serves any portion of the Building other than the Premises shall be included on Tenant’s electricity submeter.

7.	Landlord’s 28th Floor Premises Work.

Solely with respect to the 28th Floor Premises, Landlord shall perform, at Landlord’s sole cost and expense, the work more particularly described on Exhibit D (“Landlord’s 28th Floor Premises Work”). Landlord’s 28th Floor Premises Work shall be performed using Building standard materials in a Building standard manner.

8.	Tenant Allowances.

8.1. Landlord shall provide to Tenant (i) a tenant improvement allowance (“Tenant’s General Allowance”) in the amount of sums expended by Tenant on Tenant’s initial permanent leasehold improvements in the demised premises (“Tenant’s General Work”), but in no event greater than $2,687,300.00; and (ii) a second tenant improvement allowance (“Tenant’s Lavatory Allowance”) in the amount of sums expended by Tenant on Tenant’s upgrading of the men’s and women’s lavatories in the demised premises in compliance with the provisions of the Americans With Disabilities Act of 1990 and any municipal laws, ordinances and rules of like import, and any regulations adopted and amendments promulgated pursuant to any of the foregoing (“Tenant’s Lavatory Work”), but in no event greater than $300,000.00. No more than fifteen percent (15%) of Tenant’s General Allowance and Tenant’s Lavatory Allowance shall be applied to Soft Costs (hereinafter defined). Such Tenant’s General Allowance and Tenant’s Lavatory Allowance shall be made in Pro Rata Installments (hereinafter defined) within thirty (30) days of Tenant’s request for payment, but in no event more than once per month, and shall be given to Tenant upon satisfaction of the following conditions with respect to each such request for payment:

(a) Tenant shall have delivered to Landlord a completed requisition for payment, signed and certified as true by Tenant and by Tenant’s architect, stating the amount requested for payment, which shall include an itemized breakdown of the costs and expenses incurred by Tenant, stating the percentage of Tenant’s General Work or Tenant’s Lavatory Work that has been completed, and shall indicate a minimum of ten (10%) percent retainage of payments by Tenant to its contractors (it being understood that any request for payment hereunder shall not be on account of such required retainage) accompanied by copies of invoices, bills or receipts (or other evidence reasonably satisfactory to Landlord) for the costs with respect to which such request for payment is being made;

(b) such Tenant’s General Work and Tenant’s Lavatory Work shall have been completed in accordance with plans and specifications approved by Landlord and otherwise in accordance with the Lease (including, without limitation, in accordance with the terms and conditions of Article 6 of the Lease) and such completion shall be certified by Tenant and Tenant’s architect;

(c) Tenant shall not be in default under the Lease or this Amendment beyond the expiration of any applicable notice and cure period; and

(d) Tenant shall have fully paid all bills for labor, materials and services in connection with Tenant’s General Work and Tenant’s Lavatory Work (as applicable) performed through the immediately prior request for payment of Tenant’s General Allowance or Tenant’s Lavatory Allowance (as applicable), and Tenant shall provide Landlord with (i) satisfactory evidence of payment thereof, including paid bills and cancelled checks, and (ii) executed lien waivers from all contractors and subcontractors respecting work performed.

8.2. At Tenant’s request, Landlord shall pay any installment of Tenant’s General Allowance or Tenant’s Lavatory Allowance to Tenant’s contractors and/or vendors or jointly to Tenant and Tenant’s contractors and/or vendors.

8.3. The final Pro Rata Installment for Tenant’s General Work or Tenant’s Lavatory Work (as applicable), which shall not be less than 10% of Tenant’s General Allowance or Tenant’s Lavatory Allowance (as applicable), shall not be paid until, in addition to satisfaction of the provisions above, Tenant provides Landlord with evidence that the applicable municipal department has issued the appropriate sign-off relating to Tenant’s General Work or Tenant’s Lavatory Work (as applicable).

8.4. “Pro Rata Installments” shall mean the cost of the portion of Tenant’s General Work or Tenant’s Lavatory Work (as applicable) performed multiplied by a fraction, the numerator of which is Tenant’s General Allowance or Tenant’s Lavatory Allowance (as applicable) and the denominator of which is the total cost of Tenant’s General Work or Tenant’s Lavatory Work (as applicable), as reasonably estimated by Landlord based upon information, plans and construction contracts given by Tenant to Landlord.

8.5. In the event Landlord has not paid Tenant any installment of Tenant’s General Allowance or Tenant’s Lavatory Allowance pursuant to this Section 8 within thirty (30) days of the date that the same was payable to Tenant in accordance with the terms hereof, Tenant may deliver a written notice to Landlord, specifying in bold and capitalized letters that if Landlord fails to pay the amount being requested within fifteen (15) business days of the giving of such notice, that Tenant shall be entitled to offset such amount against the next installment(s) of rent that are due and owning under the Lease. If Landlord so fails to timely make such payment, Tenant may so offset such unpaid payment against the next installment(s) of rent that are due and owing under the Lease. Notwithstanding the foregoing, the offset right in this Section 8.5 shall not be available to Tenant if Tenant is then in default under the Lease (provided that upon the cure of any such default, such offset right shall then apply).

9.	ROFO Option.

9.1. Subject to the terms hereinafter provided, Landlord shall not lease to any individual or entity other than Tenant or Landlord’s affiliate the premises located on (i) the entire twenty-seventh (27th) floor of the Building and more particularly shown on the floor plan annexed hereto as Exhibit E-1 (the “27th Floor Option Space”); and (ii) the entire thirty-second (32nd) floor of the Building and more particularly shown on the floor plan annexed hereto as Exhibit E-2 (the “32nd Floor Option Space”) at any time during the Term of the Lease, without first instituting the procedure described in, and subject to the limitations set forth in, this Section 9.

9.2. Landlord shall institute the procedure described in this Section 9 by giving notice thereof (the “Option Notice”) to Tenant, which Option Notice shall (i) describe the 27th Floor Option Space and/or the 32nd Floor Option Space (as applicable) (the 27th Floor Option Space and/or the 32nd Floor Option Space that is described in a particular Option Notice being referred to herein as the “Applicable Option Space”), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant’s occupancy (such date designated by Landlord being referred to herein as the “Scheduled Option Space Commencement Date”), and (iv) set forth Landlord’s calculation of the number of square feet of rentable area in the Applicable Option Space.

9.3. Tenant shall have the option (the “ROFO Option”) to lease the Applicable Option Space for a term commencing on the Option Space Commencement Date (as hereinafter defined) and expiring on the Extended Term Expiration Date by giving notice thereof (the “Option Response Notice”) to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the ROFO Option. If Tenant does not give the Option Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, then Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other person or entity on terms acceptable to Landlord in Landlord’s sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Section 9 (and, accordingly, such Applicable Option Space shall not thereafter constitute the 27th Floor Option Space or the 32nd Floor Option Space, as applicable). Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Section 9.3.

9.4. Notwithstanding anything to the contrary in this Section 9:

(a) Tenant shall not have the right to exercise the ROFO Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Applicable Option Space to any other person or entity without first offering the Applicable Option Space to Tenant as contemplated by this Section 9) if, on the date that Landlord offers the Applicable Space for lease to the general public, Tenant does not Occupy (as hereinafter defined) at least sixty-six percent (66%) the entire demised premises (such occupancy requirement, the “Minimum Occupancy Requirement”). For purposes of this Amendment, Tenant shall be deemed to “Occupy” a portion of the Premises if Tenant has not subleased such portion of the Premises.

(b) Tenant shall not have the right to exercise the ROFO Option prior to Landlord’s leasing the 27th Floor Option Space and/or the 32nd Floor Option Space (as applicable) to any individual or entity that then occupies the 27th Floor Option Space and/or the 32nd Floor Option Space (as applicable) (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such individual or entity’s lease), and, accordingly, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the 27th Floor Option Space and/or the 32nd Floor Option Space (as applicable), and (II) Landlord shall have the right to lease the 27th Floor Option Space and/or the 32nd Floor Option Space (as applicable) (or such portion thereof) to any such individual or entity without first offering the 27th Floor Option Space and/or the 32nd Floor Option Space (as applicable) (or the applicable portion thereof) to Tenant as contemplated by this Section 9. The following is a list of the current occupants of the 27th Floor Option Space and the 32nd Floor Option Space and the current expiration dates of such occupants’ existing leases or occupancy agreements: (i) 27th Floor Option Space: Newman Ferrarra: April 30, 2026, and (ii) 32nd Floor Option Space: Visiting Nurse Service: December 31, 2018 (subject to tenant renewal rights and an early termination right effective as of August 1, 2015).

(c) Tenant’s exercise of the ROFO Option shall be ineffective if, on the date that Tenant gives the Option Response Notice, Tenant shall be in default under the Lease or this Amendment beyond the expiration of any applicable notice and cure period. If (I) Tenant exercises the ROFO Option, and (II) at any time prior to the applicable Option Space Commencement Date, Tenant shall be in default under the Lease or this Amendment beyond the expiration of any applicable notice and cure period, the Minimum Occupancy Requirement is not satisfied, then, at any time prior to the applicable Option Space Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the ROFO Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Applicable Option Space (or any portion thereof) to any other individual or entity on terms acceptable to Landlord in Landlord’s sole discretion.

(d) Tenant shall not have the right to exercise the ROFO Option from and after the Option Cutoff Date (as hereinafter defined), and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the 27th Floor Option Space and/or the 32nd Floor Option Space, and (II) Landlord shall have the right to lease the 27th Floor Option Space and/or the 32nd Floor Option Space to any other individual or entity without first offering such 27th Floor Option Space and/or the 32nd Floor Option Space to Tenant as contemplated by this Section 9. The term “Option Cutoff Date” shall mean (x) if Tenant shall have not exercised the Renewal Option (as hereinafter defined), the date that is three (3) years before the Extended Term Expiration Date, provided, however, that Tenant shall nevertheless have the right to exercise the ROFO Option in the three (3) years before the Extended Term Expiration Date if, simultaneous with exercising the ROFO Option, Tenant shall also give the Renewal Notice, and (y) if Tenant shall have exercised the Renewal Option, the date that is three (3) years before the expiration of the Renewal Term (as hereinafter defined).

(e) Tenant’s right to lease the 27th Floor Option Space and/or the 32nd Floor Option Space as set forth in this Section 9 shall be subject to any rights thereto that have been granted on or prior to the date hereof to other tenants of the Building. Except as provided in Section 9.4(b), no rights have been granted on or prior to the date hereof to other tenants of the Building with respect to the 27th Floor Option Space and the 32nd Floor Option Space.

(f) Subject to the terms of this Section 9.4(f), any Option Response Notice that Tenant gives to Landlord shall not be effective for purposes hereof (and shall be of no force or effect) unless Tenant includes therewith an increase in the Security Letter (such increase known as the “Applicable Option Space Security”) by an amount equal to the product obtained by multiplying (I) the monthly per-square-foot fixed annual rent that is then payable hereunder for the balance of the demised premises, by (II) the number of square feet of rentable area comprising the Applicable Option Space. Landlord, by (III) eight (8), subject to adjustment as provided in Section 9.5(g).

9.5. If Tenant exercises the ROFO Option in accordance with the provisions of this Section 9, then, on the Option Space Commencement Date for the Applicable Option Space, the following provisions shall become effective:

(a) The Applicable Option Space shall be added to the demised premises for purposes of the Lease (except as otherwise provided in this Section 9.5).

(b) The term of the Lease with respect to the Applicable Option Space shall be coterminous with the term of the Lease with respect to the balance of the Premises;

(c) The Applicable Option Space may only be used for the uses permitted under the Lease.

(d) Landlord shall not be obligated to perform any work or make any installations in the Applicable Option Space or grant Tenant a work allowance therefor.

(e) The fixed annual rent for the Applicable Option Space shall be the Rental Value (as hereinafter defined) thereof.

(f) Tenant shall make a separate Tenant’s Tax Payment, Expense Payment, Insurance Expense Payment and Energy Expense Payment with respect to the Applicable Option Space pursuant to the Lease, except that the Tenant’s Tax Share and the Tenant’s Share for the Applicable Option Space shall be equitably determined based upon the rentable square footage of the Applicable Option Space and the Base Tax shall be determined based upon the Tax Year in which shall occur the Option Space Commencement Date and the Base Year shall be the calendar year in which shall occur the Option Space Commencement Date.

(g) The Applicable Option Space Security to be held by Landlord (and, if applicable, any reductions thereof to occur during the Term), shall be determined as part of the determination of the Fair Market Rent in accordance with the terms of Section 12 hereof. Notwithstanding the payment made by Tenant pursuant Section 9.4(f) hereof, within ten (10) Business Days after the date that the parties determine the Fair Market Rent (as hereinafter defined) for the Applicable Option Space in accordance with the terms of Section 12 hereof, the payment made by Tenant pursuant to Section 9.4(f) hereof shall be adjusted to reflect such determination.

9.6. Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date; provided, however, that (x) if an individual or entity remains in occupancy of the Applicable Option Space (or any portion thereof) on the Scheduled Option Space Commencement Date, then Landlord, at Landlord’s expense, shall use reasonable diligence to cause vacant and exclusive possession of such space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Applicable Option Space to Tenant as contemplated by this Section 9.6, being referred to herein as the “Option Space Commencement Date”), and (y) if such individual’s or entity’s right to remain in occupancy of the Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (x) above), and Tenant shall have no right to terminate or rescind the Lease or Tenant’s exercise of the ROFO Option or reduce the fixed annual rent, in each case deriving from Landlord’s failure to deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date. Landlord and Tenant intend that this Section 9.6 constitutes an “express provision to the contrary” for purposes of Section 223-a of the New York Real Property Law. Notwithstanding the foregoing, in the event that (x) the Option Space Commencement Date fails to occur within one hundred eighty (180) days of the Scheduled Option Space Commencement Date, the fixed annual rent allocable to the Applicable Option Space shall be abated one and one-half (1 1⁄2) days for every day that the Option Space Commencement Date fails to occur following such one hundred eightieth (180th) day.

10.	Renewal Option.

10.1. Subject to the terms of this Section 10, Tenant shall have the option (the “Renewal Option”) to extend the term of the Lease for the entire demised premises for one (1) additional period of five (5) years (the “Renewal Term”), which Renewal Term shall commence on the day immediately succeeding the Extended Term Expiration Date and end on the day that is five (5) years after the Extended Term Expiration Date, provided that (a) the Lease has not been previously terminated as of the date that Tenant gives Landlord notice (the “Renewal Notice”) of Tenant’s election to exercise the Renewal Option, (b) no default beyond the expiration of any applicable notice and cure period has occurred and is continuing on the date that Tenant gives Landlord the Renewal Notice, and (c) the Minimum Occupancy Requirement is satisfied on the date that Tenant gives the Renewal Notice to Landlord.

10.2. The Renewal Option shall be exercisable only by Tenant’s delivering the Renewal Notice to Landlord not later than the date which is twelve (12) months prior the Extended Term Expiration Date (as to which date time shall be of the essence) and no earlier than the date which is fifteen (15) months prior to the Extended Term Expiration Date. Landlord shall have the right to declare Tenant’s exercise of the Renewal Option ineffective if (a) Tenant is in default beyond the expiration of any applicable notice and cure period as of the Extended Term Expiration Date, or (b) the Minimum Occupancy Requirement is not satisfied as of the Extended Term Expiration Date, in either case by giving notice thereof to Tenant during the period commencing on the Extended Term Expiration Date and ending on the date that is thirty (30) days after the Extended Term Expiration Date (it being understood that (x) if Landlord so declares Tenant’s exercise of the Renewal Option ineffective, then the Term shall terminate on the sixtieth (60th) day after the date that Landlord gives Tenant notice of such declaration (in which case Tenant shall pay the fixed annual rent due hereunder in respect of the Renewal Term to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 10.2 limits Landlord’s other rights or remedies after the occurrence of a default under the Lease).

10.3. If Tenant exercises the Renewal Option, then the leasing of the demised premises during the Renewal Term shall be upon the terms set forth herein, except that:

(a) the fixed annual rent for the demised premises during the Renewal Term shall be the Rental Value thereof;

(b) On the commencement of the Renewal Term, the Base Tax shall be revised to the Tax Year in which shall occur the commencement of the Renewal Term and the Base Year shall be revised to the calendar year in which shall occur the commencement of the Renewal Term.

(c) Landlord shall have no obligation to perform any work in connection with Tenant’s exercise of the Renewal Option (it being agreed that such provision shall be contemplated in the determination of the Fair Market Rent);

(d) Landlord shall have no obligation to grant to Tenant any work allowance in connection with Tenant’s exercise of the Renewal Option (it being agreed that such provision shall be contemplated in the determination of the Fair Market Rent); and

(e) the provisions of this Section 10 shall not be applicable to permit Tenant to further extend the Term.

11.	30th Floor Option.

11.1. Tenant shall have the right, at its option (the “30th Floor Option”), to lease the entire thirtieth (30th) floor of the Building and more particularly shown on the floor plan annexed as Exhibit F (the “30th Floor Premises”), in accordance with this Section 11, for a term commencing on the date on which Landlord shall deliver possession thereof to Tenant (such date, the “30th Floor Commencement Date”), but in no event prior to January 1, 2016 (and if the 30th Floor Commencement Date shall not occur within three (3) business days of January 1, 2016, Landlord shall give Tenant at least ten (10) days’ prior written notice of the 30th Floor Commencement Date), and expiring on the Extended Term Expiration Date by giving notice thereof (the “30th Floor Option Notice”) to Landlord no later than March 1, 2015. Time shall be of the essence as to the date by which Tenant must give the 30th Floor Option Notice to Landlord to exercise the 30th Floor Option. If Tenant does not give the 30th Floor Option Notice to Landlord on or prior to March 1, 2015, then Landlord shall thereafter have the right to lease the 30th Floor Premises (or any part thereof) to any other person or entity on terms acceptable to Landlord in Landlord’s sole discretion.

11.2. Tenant’s exercise of the 30th Floor Option shall be ineffective if, on the date that Tenant gives the 30th Floor Option Notice, Tenant shall be in default under the Lease or this Amendment beyond the expiration of any applicable notice and cure period. If (I) Tenant exercises the 30th Floor Option, and (II) at any time prior to the 30th Floor Commencement Date, Tenant shall be in default under the Lease or this Amendment beyond the expiration of any applicable notice and cure period, the Minimum Occupancy Requirement is not satisfied, then, at any time prior to the 30th Floor Commencement Date, Landlord shall have the right to declare Tenant’s exercise of the 30th Floor Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the 30th Floor Premises (or any portion thereof) to any other individual or entity on terms acceptable to Landlord in Landlord’s sole discretion.

11.3. Subject to the terms of this Section 11.3, the 30th Floor Option Notice that Tenant gives to Landlord shall not be effective for purposes hereof (and shall be of no force or effect) unless Tenant includes therewith an increase in the Security Letter (such increase known as the “30th Floor Security”) by an amount equal to the product obtained by multiplying (x) an amount equal to the first installment of fixed annual rent for a full calendar month that becomes payable hereunder for the 30th Floor Premises (the “30th Floor First Month’s Rent”), by (y) eight (8). Landlord and Tenant shall calculate initially the amount of the aforesaid increase in the Security Letter assuming that the fixed annual rent for the 30th Floor Premises is an amount equal to the product obtained by multiplying (I) the per-square-foot fixed annual rent that is then payable hereunder for the balance of the demised premises, by (II) the number of square feet of rentable area comprising the 30th Floor Premises. Landlord and Tenant shall adjust the amount of the aforesaid increase in the Security Letter to the extent (if any) necessary within ten (10) Business Days after the date that the parties determine the Fair Market Rent (as hereinafter defined) for the 30th Floor Premises in accordance with the terms of Section 12 hereof.

11.4. If Tenant exercises the 30th Floor Option in accordance with the provisions of this Section 11, then, on 30th Floor Commencement Date, the following provisions shall become effective:

(a) The 30th Floor Premises shall be added to the demised premises for purposes of the Lease (except as otherwise provided in this Section 11.4).

(b) The 30th Floor Premises may be used only for the uses permitted under the Lease.

(c) Landlord shall not be obligated to perform any work or make any installations in the 30th Floor Premises or grant Tenant a work allowance therefor (it being agreed that such provision shall be contemplated in the determination of the Fair Market Rent).

(d) The fixed annual rent for the 30th Floor Premises shall be the Rental Value thereof.

(e) Tenant shall make a separate Tenant’s Tax Payment, Expense Payment, Insurance Expense Payment and Energy Expense Payment with respect to the 30th Floor Premises pursuant to the Lease, except that the Tenant’s Tax Share and the Tenant’s Share for the 30th Floor Premises shall be 2.18%, and the Base Tax shall be determined based upon the Tax Year commencing on July 1, 2015 and the Base Year shall be the calendar year 2016.

(f) Provided Tenant shall have not been in default hereunder or under the Lease beyond the expiration of any applicable notice and cure period, and provided further that Tenant is not then in default hereunder or under the Lease, to the extent applicable, Tenant may reduce the 30th Floor Security (i) to an amount equal to the product obtained by multiplying the 30th Floor First Month’s Rent by seven (7) on the one (1) year anniversary of the 30th Floor Commencement Date; (ii) to an amount equal to the product obtained by multiplying the 30th Floor First Month’s Rent by six (6) on the two (2) year anniversary of the 30th Floor Commencement Date; (iii) to an amount equal to the product obtained by multiplying the 30th Floor First Month’s Rent by five (5) on the three (3) year anniversary of the 30th Floor Commencement Date; and (iv) to an amount equal to the product obtained by multiplying the 30th Floor First Month’s Rent by four (4) on the four (4) year anniversary of the 30th Floor Commencement Date. Landlord shall cooperate with Tenant to arrange for the reduction of the 30th Floor Security pursuant to this Section 11.4(f).

11.5. Notwithstanding any provision contained in this Section 11 to the contrary, if for any reason the 30th Floor Commencement Date shall fail to occur on January 1, 2016, Landlord shall have no liability to Tenant therefor and the validity of the Lease and this Amendment, the inclusion of the 30th Floor Premises in the demised premises or the obligations of Landlord or Tenant hereunder, shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 11.5 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding the foregoing, in the event that (x) the 30th Floor Commencement Date fails to occur within one hundred eighty (180) days of January 1, 2016, the fixed annual rent allocable to the 30th Floor Premises shall be abated one and one-half (1 1⁄2) days for every day that the 30th Floor Commencement Date fails to occur following such one hundred eightieth (180th) day.

12.	Determination of Rental Value and Fair Market Rent.

12.1. As used herein, the following terms shall have the following meanings:

(a) The term “Rental Value” shall mean:

(i) if Tenant exercises the ROFO Option, the Rental Value of the Applicable Option Space shall be an amount equal to the Fair Market Rent (as hereinafter defined) of the Applicable Option Space on the Option Space Commencement Date;

(ii) if Tenant exercises the 30th Floor Option, the Rental Value of the 30th Floor Premises shall be the Fair Market Rent of the 30th Floor Premises on January 1, 2016; and

(iii) if Tenant exercises the Renewal Option, the Rental Value of the demised premises shall be the Fair Market Rent of the demised premises on the Extended Term Expiration Date.

(b) The term “Fair Market Rent” shall mean annual fair market rental value of the Applicable Area including (i) any increases therein during the portion of the Term applicable to the Applicable Area, and (ii) with respect to the Applicable Option Space, any increases in the Security Letter with respect thereto (and, if applicable, any reductions thereto during the portion of the Term applicable thereto).

(c) The term “Applicable Area” shall mean: (x) the demised premises, in connection with the determination of the Fair Market Rent thereof, (y) the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof, and (z) the 30th Floor Premises, in connection with the determination of the Fair Market Rent thereof.

(d) The term “Applicable Date” shall mean: (x) the Extended Term Expiration Date, in connection with the determination of the Fair Market Rent of the demised premises, (y) the Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent for the Applicable Option Space, and (z) January 1, 2016 in connection with the determination of the Fair Market Rent for the 30th Floor Premises.

12.2. The Fair Market Rent shall be determined as of the Applicable Date assuming that the Applicable Area is free and clear of all leases and tenancies (including the Lease), that the Applicable Area is available for the purposes permitted by the Lease in comparable buildings in the same rental market as the Building, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors (including, without limitation, the presence or absence of rent escalations, additional rent charges and the applicable base year, and tenant concessions (including without limitation free rent, landlord work, tenant improvements and tenant allowances) and whether or not Landlord is obligated to pay a brokerage commission).

12.3. (a) If Tenant exercises any of the Renewal Option, the 30th Floor Option or the ROFO Option, then with respect to the exercise of each such option, Landlord and Tenant shall each deliver simultaneously to the other, at Landlord’s office, a notice (each, a “Rent Notice”), on a date mutually agreed upon, but in no event later than:

(i) one hundred eighty (180) days before the Extended Term Expiration Date, with respect to the Rent Notice for the determination of the Fair Market Rent for the Premises, and

(ii) the later to occur of (I) three (3) months before the Scheduled Option Space Commencement Date, and (II) the thirtieth (30th) day after the date that Tenant gives the applicable Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space,

(iii) July 1, 2015, with respect to the Rent Notice for the determination of the Fair Market Rent for the 30th Floor Premises,

as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord’s determination of the Fair Market Rent is referred to as “Landlord’s Determination” and Tenant’s determination of the Fair Market Rent is referred to as “Tenant’s Determination”). If (1) Landlord fails to give Landlord’s Determination to Tenant, and (2) Tenant tenders Tenant’s Determination to Landlord, then the Fair Market Rent for the Applicable Area shall be Tenant’s Determination. If (1) Tenant fails to give Tenant’s Determination to Landlord, and (2) Landlord tenders Landlord’s Determination to Tenant, then the Fair Market Rent for the Applicable Area shall be Landlord’s Determination.

(b) If Tenant’s Determination is lower than Landlord’s Determination, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and Tenant gives Tenant’s Determination to Landlord. If Tenant’s Determination is higher than Landlord’s Determination, then the Fair Market Rent for the Applicable Area shall be the average of Landlord’s Determination and Tenant’s Determination. If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives Landlord’s Determination to Tenant, and the date that Tenant gives Tenant’s Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate appraiser that (x) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (y) has at least ten (10) years of experience in leasing properties in the applicable market that are similar in character to the Building (such appraiser being referred to herein as the “Appraiser”). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser’s fee. If Landlord and Tenant do not agree on the Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to seek arbitration for the sole purpose of designating the Appraiser.

(c) The parties shall instruct the Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord’s Determination or Tenant’s Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Appraiser is designated. The Appraiser’s aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Section 12. The Appraiser shall not have the power to supplement or modify any of the provisions of the Lease or this Amendment.

(d) If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Section 12, then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to the average of Landlord’s Determination and Tenant’s Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the fixed annual rent and additional rent for the period prior to the final determination of the Fair Market Rent were less than the fixed annual rent and additional rent payable for such period, then Tenant, not later than the tenth (10th) day after Landlord’s demand therefor, shall pay to Landlord the amount of such deficiency, together with interest thereon at the Interest Rate. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the fixed annual rent and additional rent for the period prior to the final determination of the Fair Market Rent were more than the fixed annual rent and additional rent due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant’s demand therefor, shall pay such excess to Tenant, together with interest thereon at the Interest Rate.

13.	Cancellation Option.

13.1. Provided that Tenant has not exercised either the ROFO Option or the Renewal Option, Tenant shall have the one-time option (the “Cancellation Option”) to cancel the Lease effective as of February 28, 2023 (the “Cancellation Date”); provided, however, that such cancellation shall only be effective upon strict compliance with the following terms and conditions:

(a) Tenant shall give Landlord at least one (1) years’ prior written notice of its election to cancel the Lease (the “Cancellation Notice”), which Cancellation Notice shall be given in the manner prescribed in the Lease for the giving of notices; provided, however, in no event shall the Cancellation Notice be given prior to January 1, 2018. Any such Cancellation Notice shall be irrevocable upon delivery and time shall be of the essence in connection with the exercise of any election to cancel hereunder.

(b) If Tenant shall have not exercised the 30th Floor Option at the time of the giving of the Cancellation Notice, Tenant shall pay to Landlord the sum of $3,713,682.77 (the “Cancellation Payment”); provided, however, if Tenant shall have exercised the 30th Floor Option at the time of the giving of the Cancellation Notice, the Cancellation Payment shall be the sum of (i) $3,713,682.77, plus (ii) an amount calculated pursuant to Exhibit G annexed hereto. The Cancellation Payment shall be by good unendorsed certified or bank check of Tenant and shall be paid to Landlord within one (1) month following the delivery of the Cancellation Notice, time being of the essence. Tenant’s failure to timely pay Landlord the Cancellation Payment shall render its exercise of the Cancellation Option void ab initio, and Tenant shall have no further rights under this Article 13.

(c) Tenant shall not be in default under the Lease or this Amendment beyond the expiration of any applicable notice and cure period at the time of the giving of the Cancellation Notice.

(d) Notwithstanding any such cancellation by Tenant hereunder, Tenant shall remain liable to pay all fixed annual rent and additional rent through the Cancellation Date and to cure any default under any of the terms, covenants, and conditions of the Lease or this Amendment existing on the Cancellation Date. Such defaults shall be cured within the periods provided in the Lease and such liability of Tenant shall survive any such cancellation.

(e) On or prior to the Cancellation Date, Tenant shall vacate the demised premises and surrender possession thereof to Landlord in accordance with the provisions of the Lease, as if said Cancellation Date were the original expiration date.

(f) Upon the cancellation of the Lease, Landlord and Tenant shall be relieved of any obligations under the Lease in respect of the period following such Cancellation Date, other than those accruing prior to the Cancellation Date and except with respect to those obligations expressly provided herein to survive the expiration or sooner termination of the Lease. Upon request of Landlord, Tenant shall enter into an agreement with Landlord in form reasonably satisfactory to Landlord stating the Cancellation Date.

(g) The Cancellation Option shall be personal to Varonis Systems, Inc. or any assignee pursuant to Section 11.02 of the Lease.

14.	Security Deposit.

14.1. Contemporaneous with the execution of this Agreement, Tenant is delivering to Landlord an amendment of the Security Letter, increasing the amount thereof to $1,765,940.00, which shall be held by Landlord as security for Tenant’s obligations under the Lease pursuant to Section 41.04 of the Lease.

14.2. Provided Tenant shall have not been in default hereunder or under the Lease beyond the expiration of any applicable notice and cure period, and provided further that Tenant is not then in default hereunder or under the Lease, Tenant may reduce the Security Letter (i) to $1,545,197.50 on the one (1) year anniversary of the 28th Floor Rent Commencement Date, (ii) to $1,324,455.00 on the two (2) year anniversary of the 28th Floor Rent Commencement Date, (iii) to $1,103,712.50 on the three (3) year anniversary of the 28th Floor Rent Commencement Date, and (iv) to $882,970.00 on the four (4) year anniversary of the 28th Floor Rent Commencement Date. Landlord shall cooperate with Tenant to arrange for the reduction of the Security Letter pursuant to this Section 14.2.

15.	Freight Elevator.

Notwithstanding anything contained in the Lease to the contrary (including, without limitation, Section 21.01(a) thereof), if Tenant shall require freight elevator service other than between the hours on 8:00 A.M. and 5:00 P.M and/or other than on Business Days (“Freight Elevator Overtime Service”), Landlord shall furnish said service upon reasonable advance notice from Tenant, and, Tenant shall pay to Landlord on demand Landlord’s standard charges therefor (which shall be commercially competitive). As of the date hereof, Landlord’s established charges for the provision of Freight Elevator Overtime Service is $100 per hour with a 4 hour minimum on non-Business Days, but such charges shall be subject to increase, from time to time, to reflect any increases in the then established rates charged by Landlord to other tenants of the Building. Notwithstanding the foregoing, Tenant shall be entitled to forty (40) hours of Freight Elevator Overtime Service at no charge in connection with Tenant’s Initial Work (as hereinafter defined).

16.	Lease of 38th Floor Premises.

Landlord leases to Tenant, and Tenant hires and leases from Landlord, those certain premises located on the 38th floor of the Building more particularly shown on Exhibit H hereto (the “38th Floor Premises”) for the period (the “38th Floor Term”) commencing on November 1, 2014 and expiring on January 31, 2014. The lease of the 38th Floor Premises shall be upon all of the terms and conditions of the Lease; provided, however, that notwithstanding anything to the contrary in the Lease or this Amendment (i) the 38th Floor Premises shall be delivered to Tenant in their then “as is” condition (and without any representation or warranty of Landlord) and Landlord shall have no obligation to make any improvements to the 38th Floor Premises to prepare the same for Tenant’s occupancy; (ii) if for any reason Landlord shall be unable to deliver possession of the 38th Floor Premises to Tenant on November 1, 2014, Landlord shall have no liability to Tenant therefor and the validity of this Amendment (or the Lease) shall not be impaired, nor shall the Term under the Lease (as modified by this Amendment) be extended, by reason thereof, it being agreed that this clause (ii) shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect; (iii) Landlord shall make no contribution or payment to Tenant (including, without limitation any Tenant Improvement Allowance) with respect to the 38th Floor Premises; (iv) the fixed annual rent for the 38th Floor Premises during the 38th Floor Term shall be payable at the rate of $45,313 per month; (v) there shall be no Tenant’s Tax Payment, Expense Payment, Insurance Expense Payment or Energy Expense Payment payable for the 38th Floor Premises; (v) Tenant shall pay for electricity consumed in the 38th Floor Premises, as additional rent, such amount as Landlord shall reasonably determine, which sum shall be payable monthly in advance on the first of the month; (vi) Tenant shall have no renewal right, expansion right or cancellation right with respect to the 38th Floor Premises or the 38th Floor Term; and (vii) Tenant shall not be permitted to make any alterations (other than decorations) to the 38th Floor Premises and shall not be permitted to sublease the 38th Floor Premises apart from a sublease of the balance of the Premises.

17.	Broker.

Each party represents to the other that such party has dealt with no broker in connection with this Amendment or the Building other than ABS Partners Real Estate and Cushman &Wakefield (collectively, “Broker”), and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker) who alleges that it has dealt with the indemnifying party in connection with this Amendment or the Building. Landlord shall pay all fees due to Broker pursuant to separate agreement.

18.	Non-Disturbance.

The subordination of the Lease to any present or future ground or underlying leases and mortgages and referred to in Article 25 of the Lease is conditioned upon the lessor of any such ground or underlying lease and the holder of any such mortgage granting to Tenant a subordination, non-disturbance and attornment agreement on the form attached hereto as Exhibit I (hereafter, an “SNDA”). Landlord shall pay any costs and expenses imposed by the lessor of any such ground or underlying lease and the holder of any such mortgage in connection with the giving of any SNDA.

19.	Miscellaneous.

If any of the provisions of the Lease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of the Lease or the circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of the Lease shall be valid and enforceable to the fullest extent permitted by law. Tenant hereby certifies that as of the Effective Date (a) the Lease is in full force and effect and has not been modified or amended except as herein provided, (b) to the best of Tenant’s knowledge, Landlord is not now in default under the Lease, and has completed all improvements and made all payments (if any) required of Landlord under the Lease (except as provided in Section 8 of this Amendment) and Tenant knows of no event which, with notice of the passage of time or both would constitute such a default, and (c) Tenant has made no demand against Landlord and has no present right to make such demand with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of rent or additional rent or the performance of Tenant’s obligations under the Lease. Landlord hereby certifies that (a) the Lease is in full force and effect and has not been modified or amended except as herein provided, and (b) to the best of Landlord’s knowledge, Tenant is not now in default under the Lease. Except as modified hereby, the Lease shall remain in full force and effect, and as modified hereby, the Lease is ratified and confirmed in all respects. The Lease may not be orally changed or terminated, nor any of its provisions waived, except by an agreement in writing signed by the party against whom enforcement of any changes, termination or waiver is sought. Tenant and Landlord each hereby represents and warrants that it has full right, power and authority to enter into this Amendment and that the person executing this Amendment on behalf of Tenant and Landlord, respectively, is duly authorized to do so. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument. Whenever the term “demised premises” or Premises is used in this Amendment, it shall mean all of the space, on any floor in the Building, that Tenant leases pursuant to the Lease (as amended by this Amendment), as the same may change from time to time pursuant to the terms of the Lease.

20.	Hazardous Materials.

If any asbestos, PCB’s, lead paint or other “Hazardous Materials” or “Hazardous Substances” (as such terms are defined under the “Comprehensive Environmental Response, Compensation and Liability Act”, as amended 42 U.S.C. 9601, et seq.), which are in violation of legal requirements are discovered in the demised premises, and the same were not brought into the demised premises, or caused to be in violation of legal requirements, by Tenant or any agent, contractor or employee of Tenant, then Landlord shall remove same from the demised premises or cause the same to comply with legal requirements, at Landlord’s sole cost and expense.

21.	Building Directory.

Tenant shall be entitled to Tenant’s Share of the listings in any directory that Landlord elects to maintain in the Building lobby.

22.	Building Access.

Tenant shall have access to the Building and the demised premises twenty-four (24) hours a day, seven (7) days a week.

23.	Riser Space and Telecom Use.

Subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld), at no additional or separate charge, Tenant may install, in the vertical riser space in the Building dedicated for the installation of fiber optic cable (the “Vertical Riser Space”), (i) one  3⁄4” armored fiber optic cable between the 31st floor and the 29th floor, and (ii) one  3⁄4” armored fiber optic cable between the 31st floor and the 28th floor, at Tenant’s sole cost and expense, for Tenant’s telecommunication wires and cables, provided that such right shall be limited to Tenant’s Share of the Vertical Riser Space. Tenant’s installation of any such armored cables shall be deemed alterations and subject to the terms and conditions of the Lease respecting alterations. In addition, the installation of any such armored cables shall be deemed alterations of a non-Building Standard nature pursuant to Section 6.04 of the Lease. Landlord shall provide Tenant and its representatives reasonable access to the Vertical Riser Space at reasonable times upon reasonable notice for Tenant’s installation, maintenance, repair and replacement thereof. Tenant shall be allowed to utilize Light Path as its primary data provider to the demised premises. Landlord may elect to install a neutral armored fiber optic cable (“Landlord’s Cable”) in the Vertical Riser Space. In such event Tenant shall have the option of using Landlord’s Cable in lieu of installing its own armored fiber optic cables, and Tenant shall pay Landlord, as additional rent, its proportionate share (equitably determined) of the cost of Landlord’s Cable and the installation thereof, but in no event in excess of the cost Tenant would have incurred had it installed the armored fiber optic cables as provided in the first sentence of this Section.

24.	Lease Amendments.

24.1 The following provisions of the Lease are amended as of the Effective Date as follows:

(a) The following sentence is added to the end of Section 6.04: “Notwithstanding anything to the contrary herein, simultaneous with Tenant’s request for Landlord’s approval of any of Tenant’s alterations, installations, additions or improvements, Tenant may also request Landlord to advise Tenant whether such alterations, installations, additions or improvements are of a Building Standard nature (as defined in this Section 6.04). If, at or about the time Landlord grants its consent to such alterations, installations, additions or improvements, Landlord either (i) advises Tenant that the same are of a Building standard nature, or (ii) fails to respond to Tenant’s request, then such alterations, installations, additions or improvements shall be deemed to be of a Building standard nature for purposes of this Section 6.04. If Landlord so advises Tenant that the same are of a non-Building standard nature, then they shall be subject to restoration as provided in this Section 6.04.”

(b) Notwithstanding anything to the contrary in the Lease, Landlord shall not be entitled to any compensation or fees in connection with the review and oversight of Tenant’s alterations, installations, additions or improvements; provided, however, if in Landlord’s reasonable opinion, it shall be necessary to retain an independent architect or engineer to review plans and specifications for Tenant’s alterations, installations, additions or improvements, Tenant shall pay, as additional rent and on demand, the reasonable out-of-pocket fees charged thereby.

(c) The following is added to the end of Section 11.03: “Without limitation of the foregoing, in the event any assignee shall extend the term of this Lease or lease additional space in the Building (whether pursuant to an option contained in this Lease or substantially in accordance with an option contained in this Lease), Tenant shall remain fully and primarily liable for the payment of all rent and the performance of all obligations arising in connection therewith.”

(d) The following is added to Section 11.05(d) after the words “is not then an occupant of any part of the Building”: “(provided Landlord then has comparable space in the high rise elevator bank available to lease for a comparable term),”.

(e) Section 11.05(k) is deleted in its entirety.

(f) The portion of Section 11.05(l), beginning with the words “The proposed assignment” and ending with the words “subletting), and” is deleted. In addition, the words “or list with brokers” in Section 11.05(l) are deleted.

(g) Section 11.06(c) is modified (A) by inserting, prior to the words “terminate this Lease” appearing in the sixth (6th) line thereof, the following: “in the event of an assignment of this Lease or a sublease expiring within two (2) years of the Expiration Date,”; and (B) by inserting, after the words “less one day” appearing in the eleventh (11th) line thereof, the following: “(in the event of a proposed sublease expiring within two (2) years of the Expiration Date), or for the term of the proposed sublease (in the event of a proposed sublease expiring more than two (2) years prior to the Expiration Date)”.

(h) In Sections 11.06(f)(i) and (ii), the phrase “or other personal property” is hereby replaced with “(excluding Tenant’s personal property)”.

(i) Section 16.02(d) is deleted in its entirety.

(j) The following language is added to the end of Section 27.01: “In the event that Landlord or Tenant commences or engages in any legal action or proceeding against the other arising out of or in connection with this Lease, the prevailing party shall recover its attorneys’ fees, disbursements and court costs from the other in connection with such matter.”

(k) The following language is added to the end of Section 34.01: “The terms of this Section 34.01 shall be mutual to Tenant, other than the obligation to pay fixed annual rent or additional rent under this Lease.”

(l) The following shall be added at the end of Section 39.01: “Landlord shall indemnify, defend and save harmless Tenant, its agents and employees from and against any liability or expense suffered by Tenant arising from or in connection with the negligence of Landlord or that of its agents, contractors or employees, in or about the Building and Premises.”

(m) The following paragraph shall be added as Section 42.13 of the Lease:

“42.13. 31st Floor Furnishings. Tenant shall have the right to use all of the furniture, fixtures and equipment which were present in the 31st Floor Premises on the day the 31st Floor Premises was delivered to Tenant. Landlord makes no representation or warranty as to the condition, ownership or claims with respect to such furniture, fixtures and equipment, provided that Landlord has not received any written claims of ownership as to such furniture, fixtures and equipment.”

(n) The following paragraph shall be added as Section 42.14 of the Lease:

“42.14 Condominium Conversion. Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto, provided Tenant’s rights and Landlord’s obligations are not materially adversely affected as a result thereof. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to the Taxes that are included in the Base Tax Amount, the Expenses that are included in the Base Year, the Building Insurance Expenses that are included in the Base Insurance Expense, the Building Energy Expenses that are included in the Base Energy Expense, the Tenant’s Tax Share and the Tenant’s Share.”

25. Tenant’s Initial Alterations in the 29th Floor Premises and the 28th Floor Premises, and Tenant’s Initial Renovation of the 31st Floor Premises.

25.01. Tenant’s initial alterations in the 29th Floor Premises and the 28th Floor Premises, and Tenant’s initial renovation of the 31st Floor Premises (collectively, “Tenant’s Initial Work”) shall be performed in accordance with the terms of the Lease (including, without limitation, Article 6 and Schedule C thereof), except as otherwise provided in this Article 25.

25.02. As a result of the potentially different delivery dates of the 31st Floor Premises, the 29th Floor Premises and the 28th Floor Premises, Tenant’s Initial Work on each such floor may be performed at different times. Accordingly, while Tenant must comply with the terms of the Lease in connection with Tenant’s Initial Work, the alterations on each such floor may be performed as distinct “projects” (so that, by way of example, Tenant need not obtain Landlord’s approval to plans and specifications for Tenant’s Initial Work on all three (3) floors before commencing Tenant’s Initial Work on any one floor). Nothing in the preceding sentence, however, shall modify the terms of Article 8 hereof.

25.03 If, in connection with Tenant’s Initial Work, Landlord shall fail to respond to Tenant’s request for Landlord’s consent to (i) a proposed alteration which is a non-Building standard alteration (as defined in Section 6.04 of the Lease) within thirty (30) days of Tenant’s written request; (ii) any other proposed alteration within twenty (20) days of Tenant’s written request; or (iii) a resubmission of plans and specifications for any proposed alteration within ten (10) days of Tenant’s written request, then in any of such events, Tenant shall be permitted to give Landlord written notice stating, in bold faced capitalized letters at the top thereof, the following: “LANDLORD HAS FAILED TO TIMELY RESPOND TO TENANT’S REQUEST FOR APPROVAL OF TENANT’S INITIAL WORK. IF LANDLORD FAILS TO RESPOND TO TENANT’S REQUEST WITHIN THE LATER TO OCCUR OF (I) FIVE (5) DAYS AND (II) THREE (3) BUSINESS DAYS FOLLOWING THE GIVING OF THIS NOTICE, LANDLORD’S CONSENT TO SUCH ALTERATIONS SHALL BE DEEMED GIVEN.” If Landlord fails to respond to Tenant’s request within the later to occur of (i) five (5) days and (ii) three (3) business days following the giving of such notice, Landlord’s consent to the proposed alteration shall be deemed given.

25.04 If, in connection with Tenant’s Initial Work, Landlord does not approve Tenant’s proposed alterations, Landlord shall give the reason for such refusal.

25.05 Landlord shall not unreasonably withhold, condition or delay its consent to any proposed contractors performing any of Tenant’s Initial Work.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

JT MH 1250 OWNER LP,
a Delaware limited partnership

By:	JT MH 1250 Owner GP, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ John Wilson
		Name:	John Wilson
		Title:	Authorized Person

VARONIS SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Gili Iohan
	Name:	Gili Iohan
	Title:	Chief Financial Officer

Tenant’s Federal Tax I.D. No.:	57-1222280

EXHIBIT A

29th Floor Premises

[Attached hereto]

EXHIBIT B

28th Floor Premises

[Attached hereto]

EXHIBIT C

Expense Payments, Insurance Expense Payments, Energy Expense Payments

(a) Tenant shall pay to Landlord, as additional rent, Expense Payments, Insurance Expense Payments and Energy Expense Payments in accordance with this Exhibit C:

(b) For the purpose of this Exhibit C, the following definitions shall apply:

(i) The term “Base Year Expenses” shall mean the average of the Expenses for 2014 and the Expenses for 2015, the term “Base Year Insurance Expenses” shall mean the average of the Building Insurance Expenses for 2014 and the Building Insurance Expenses for 2015, and the term “Base Year Energy Expenses” shall mean the average of the Building Energy Expenses for 2014 and the Building Energy Expenses for 2015.

(ii) The term “Tenant’s Share” means: 2.18% with respect to the 31st Floor Premises; 2.18% with respect to the 29th Floor Premises; and 2.18% with respect to the 28th Floor Premises.

(iii) The term “Comparative Expense Year” for purposes of this Exhibit C shall mean the twelve (12) month period commencing as of January 1, 2015 and each subsequent period of twelve (12) months, the term “Comparative Insurance Year” for purposes of this Section shall mean the twelve (12) month period commencing as of January 1, 2015 and each subsequent period of twelve (12) months, and the term “Comparative Energy Year” for purposes of this Section shall mean the twelve (12) month period commencing as of January 1, 2015 and each subsequent period of twelve (12) months.

(iv) The term “Building Insurance Expenses” shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to procuring and maintaining in respect of the Building, including, without limitation, comprehensive all risk insurance on the Building and the personal property of Landlord contained therein or thereon (and not separately billed to, paid by, or otherwise the responsibility of Tenant or other tenants of the Building); commercial general liability insurance against claims for personal injury, bodily injury, death or property damage, occurring upon, in or about the Building; extended coverage, boiler and machinery, sprinkler, apparatus, rental, business income and plate glass insurance; owner’s contingent or protective liability insurance; workers’ compensation and employer’s liability insurance; insurance against acts of terrorism (including, without limitation, bio-terrorism), and any insurance required by a mortgagee. In no event shall Building Insurance Expenses include environmental insurance or any other insurance that is required because of the particular use or manner of use of any other tenant or for non-office use purposes;

(v) The term “Building Energy Expenses” shall mean the total of all the costs and expenses incurred or borne by Landlord (and not separately billed to, paid by, or otherwise the responsibility of Tenant or other tenants of the Building) with respect to electric current for the common areas of the Building and operation of the Building’s systems, the cost of oil, steam or gas furnished to the Building, the cost of operating, maintaining and repairing the Building’s HVAC systems, and any and all taxes or other impositions imposed with regard thereto.

(vi) The term “Expenses” shall mean the total of all the costs and expenses incurred or borne by Landlord with respect to the operation and maintenance of the Building and the services provided tenants therein, including, but not limited to, the costs and expenses incurred for and with respect to: water rates and sewer rents; cleaning, by contract or otherwise; window washing (interior and exterior); elevators, escalators; porters and matron service; protection and security; lobby decoration; repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building; maintenance; management fees; painting of non-tenant areas; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting employees of the Building up to and including the building manager; uniforms and working clothes for such employees and the cleaning thereof and expenses imposed pursuant to law or to any collective bargaining agreement with respect to such employees; workmen’s compensation insurance, payroll, social security, unemployment and other similar taxes with respect to such employees; and association fees or dues.

Provided, however, that the foregoing Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate:

(1) leasing commissions;

(2) managing agents’ fees or commissions in excess of the rates then customarily charged by owner/operators for building management for buildings of like class and character, but in no event in excess of three (3%) percent of the gross rental received on an annual basis;

(3) salaries, wages and benefits to personnel above the grade of building manager;

(4) expenditures for capital improvements except those which under generally applied real estate practice are expensed or regarded as deferred expenses and except for capital expenditures (I) required by law either effective after the date hereof, or prior to the date hereof, but with which Landlord is now in compliance, or (II) designed to result in savings or reductions in Expenses (but not in excess of such savings or reductions), in any of which cases the cost thereof shall be included in Expenses for the Comparative Expense Year in which the costs are incurred and subsequent Comparative Expense Years, amortized on a straight line basis over the useful life thereof as determined by generally accepted accounting principles consistently applied, with an interest factor equal to the prime rate of the JP Morgan Chase, New York (or the successor thereto) at the time of Landlord’s having incurred said expenditure. If Landlord shall lease any item of capital equipment designed to result in savings or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expenses for the comparative year in which they were incurred;

(5) amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;

(6) cost of repairs or replacements incurred by reason of fire or other casualty to the extent to which Landlord is compensated therefor through proceeds of insurance, or caused by the exercise of the right of eminent domain;

(7) advertising and promotional expenditures;

(8) legal fees for disputes with tenants and legal and auditing fees, other than legal and auditing fees reasonably incurred in connection with the maintenance and operation of the Building or in connection with the preparation of statements required pursuant to additional rent or lease escalation provisions; and

(9) the incremental cost of furnishing services such as overtime HVAC to any tenant at such tenant’s expense; costs incurred in performing work or furnishing services for individual tenants (including this Tenant) at such tenant’s expense; and costs of performing work or furnishing services for tenants other than this Tenant at Landlord’s expense to the extent that such work or service is in excess of any work or service Landlord is obligated to furnish to this Tenant at Landlord’s expense;

(10) Building Insurance Expenses;

(11) Building Energy Expenses;

(12) Taxes;

(13) amounts received by Landlord from Tenant or other tenants in the Building for Expenses;

(14) costs and expenses relating to any retail space, or to any dining or eating facility, any athletic, fitness, or recreational club or facility, or any observatory, antenna or other unusual facility not made available to all tenants of the Building;

(15) except as provided in clause (2) above, any amount paid or incurred to any affiliate of Landlord (including any related person or business) or of any their respective agents, in excess of the amount which would have been paid or incurred on an open market basis in the absence of such affiliation;

(16) all costs and expenses, including interest, penalties and late charges arising out of (i) any violation of any law or legal requirement (except as otherwise provided above) by Landlord, (ii) late payments made by Landlord (unless Tenant is late making a corresponding payment), or (ii) any violation or breach of any lease of space in the Building;

(17) finance and debt service fees;

(18) principal and/or interest on debt or amortization payments on any mortgages executed by Landlord and/or covering Landlord’s property;

(19) all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, as distinguished from the costs of Building operations, including, but not limited to, costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (unless due to Tenant’s default under the Lease), costs of selling, syndicating, financing, mortgaging, or hypothecating any of the Landlord’s interest in the Building, costs of any disputes between Landlord and its employees, costs of disputes of Landlord with Building management;

(20) all costs (including permit, license and inspection fees) incurred in preparing any leased or leasable space for occupancy by a tenant (including Tenant);

(21) any cost or expense related to removal, cleaning, abatement or remediation of “hazardous material” in or about the Building or the ground underlying the Building, including without limitation, hazardous substances in the ground water or soil except that Tenant shall pay all costs associated with any removal, clean-up or remediation caused by Tenant;

(22) charitable contributions and donations; and

(23) acquisition costs for fine art.

(d) If during all or part of a Comparative Expense Year, Comparative Insurance Year or Comparative Energy Year Landlord shall not furnish any particular item(s) of work or service (which would constitute an Expense, Building Insurance Expense or Building Energy Expense, as the case may be, hereunder) to portions of the Building due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the additional rent payable hereunder, (i) the amount of the Expense, Building Insurance Expense or Building Energy Expense, as the case may be, for such item for such period shall be increased by an amount equal to the additional operating and maintenance expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to such portion of the Building Project (such an adjustment being referred to as being “Grossed Up”), and (ii) such item shall be Grossed Up on the same basis in the Base Year Expenses, Base Year Insurance Expenses or Base Year Energy Expenses, as applicable.

(e) (i) If the Expenses for any Comparative Expense Year shall be greater than the Base Year Expenses, Tenant shall pay to Landlord, as additional rent for such Comparative Expense Year, in the manner hereinafter provided, an amount equal to the Tenant’s Share of the excess of the Expenses for such Comparative Expense Year over the Base Year Expenses (such amount being hereinafter called the “Expense Payment”); provided, however, that Tenant shall not be obligated to make any Expense Payment (x) with respect to the 31st Floor Premises prior to February 1, 2015, (y) with respect to the 29th Floor Premises prior to October 1, 2015, and (z) with respect to the 28th Floor Premises prior to the 28th Floor Rent Commencement Date, but subject in any event to any applicable abatement period set forth in Section 4 of this Amendment.

(ii) If the Building Insurance Expenses for any Comparative Insurance Year shall be greater than the Base Year Insurance Expenses, Tenant shall pay to Landlord, as additional rent for such Comparative Insurance Year, in the manner hereinafter provided, an amount equal to the Tenant’s Share of the excess of the Building Insurance Expenses for such Comparative Insurance Year over the Base Year Insurance Expenses (such amount being hereinafter called the “Insurance Expense Payment”); provided, however, that Tenant shall not be obligated to make any Insurance Expense Payment (x) with respect to the 31st Floor Premises prior to February 1, 2015, (y) with respect to the 29th Floor Premises prior to October 1, 2015, and (z) with respect to the 28th Floor Premises prior to the 28th Floor Rent Commencement Date, but subject in any event to any applicable abatement period set forth in Section 4 of this Amendment.

(iii) If the Building Energy Expenses for any Comparative Insurance Year shall be greater than the Base Year Energy Expenses, Tenant shall pay to Landlord, as additional rent for such Comparative Energy Year, in the manner hereinafter provided, an amount equal to the Tenant’s Share of the excess of the Building Energy Expenses for such Comparative Energy Year over the Base Year Energy Expenses (such amount being hereinafter called the “Energy Expense Payment”); provided, however, that Tenant shall not be obligated to make any Energy Expense Payment (x) with respect to the 31st Floor Premises prior to February 1, 2015, (y) with respect to the 29th Floor Premises prior to October 1, 2015, and (z) with respect to the 28th Floor Premises prior to the 28th Floor Rent Commencement Date, but subject in any event to any applicable abatement period set forth in Section 4 of this Amendment.

(f) Within one (1) year following the expiration of each Comparative Expense Year, Comparative Insurance Year and Comparative Energy Year and after receipt of necessary information and computations from Landlord’s certified public accountant, Landlord shall submit to Tenant a statement or statements, as hereinafter described, setting forth the Expenses for the preceding Comparative Expense Year, and the Expense Payment, if any, due to Landlord from Tenant for such Comparative Expense Year; a statement setting forth the Base Year Insurance Expenses and the Insurance Expense Payment, if any, due to Landlord from Tenant for such Insurance Comparative Expense Year; and a statement setting forth the Base Year Energy Expenses and the Energy Expense Payment, if any, due to Landlord from Tenant for such Energy Comparative Expense Year. The rendition of any such statement to Tenant shall constitute prima facie proof of the accuracy thereof and, if such statement shows an Expense Payment, Insurance Expense Payment and/or Energy Expense Payment due from Tenant to Landlord with respect to the preceding Comparative Expense Year, Comparative Insurance Year and/or Comparative Energy Year, then (i) Tenant shall make payment of any unpaid portion thereof within thirty (30) days after receipt of such statement; and (ii) Tenant shall also pay Landlord, as additional rent within thirty (30) days after receipt of such statement, an amount equal to the product obtained by multiplying the Expense Payment, Insurance Expense Payment and/or Energy Expense Payment for the Comparative Expense Year, the Comparative Insurance Year, or the Comparative Energy Year, as the case may be, by a fraction, the denominator of which shall be 12 and the numerator of which shall be the number of months of the current Comparative Expense Year, Comparative Insurance Year or Comparative Energy Year, as the case may be, which shall have elapsed prior to the first day of the month immediately following the rendition of such statement; and (iii) Tenant shall also pay to Landlord, as additional rent, commencing as of the first day of the month immediately following the rendition of such statement and on the first day of each month thereafter until a new statement is rendered an amount equal to 1/12th of the total Expense Payment for the preceding Comparative Expense Year, 1/12th of the total Insurance Expense Payment for the preceding Insurance Comparative Expense Year and/or 1/12th of the total Energy Expense Payment for the preceding Comparative Energy Year. The aforesaid monthly payments based on the total Expense Payment for the preceding Comparative Expense Year, the total Insurance Expense Payment for the preceding Comparative Insurance Year or the total Energy Expense Payment for the preceding Comparative Energy Year, as the case may be, shall from time to time be adjusted to reflect, if Landlord can reasonably so estimate, known increases in rates or cost for the current Comparative Expense Year, the current Comparative Insurance Year or the current Comparative Energy Year, as the case may be, applicable to the categories involved in computing Expenses, Building Insurance Expenses or Building Energy Expenses, whenever such increases become known prior to or during such current Comparative Expense Year, the current Comparative Insurance Year or the current Comparative Energy Year, as the case may be. The payments required to be made under

(ii) and (iii) above shall be credited toward the Expense Payment, the Insurance Expense Payment or the Energy Expense Payment due from Tenant for the then current Comparative Expense Year, the then current Comparative Insurance Year or the then current Comparative Energy Year, as the case may be, subject to adjustment as and when the statement for such Comparative Expense Year, Comparative Insurance Year or Comparative Energy Year is rendered by Landlord.

(g)(i) The statements of the Expenses, the Building Insurance Expenses and the Building Energy Expenses to be furnished by Landlord as provided above shall be certified by Landlord, and shall be prepared in reasonable detail and based on information and computations made for Landlord by Landlord’s accountant or manager, it being agreed that said accountant or manager may rely on Landlord’s allocations and estimates wherever operating cost allocations or estimates are needed for this Exhibit C. The statements thus furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Expenses, Building Insurance Expenses and Building Energy Expenses for the periods represented thereby, unless Tenant within forty-five (45) days after they are furnished shall give notice to Landlord that it disputes their accuracy or their appropriateness, which notice shall specify the particular respects in which the statement is inaccurate or inappropriate. Pending the resolution of any such dispute, Tenant shall pay the additional rent to Landlord in accordance with the statements furnished by Landlord.

(ii) Landlord shall grant Tenant (together with its legal counsel or an independent certified public accountant retained by Tenant) reasonable access to so much of Landlord’s books and records as may be required for the purposes of verifying the Expenses, the Building Insurance Expenses and the Building Energy Expenses incurred for the Comparative Expense Year, the Comparative Insurance Year or the Comparative Energy Year then just ended, as the case may be, (hereinafter, an “Audit”) during normal business hours at the place where they are regularly maintained, for a period of forty-five (45) days from the date notice is given by Tenant under Paragraph (g)(i) provided and on the express condition that: (a) notice is given by Tenant in a timely fashion under Paragraph (g)(i), (b) all additional rent are paid by Tenant to Landlord in accordance with the statements furnished to Tenant under this Section, (c) the person examining Landlord’s books and records (or the employer thereof) is not a person who is paid based in whole or in part on the amount of any reduction of the payment resulting from the examination or any other so called “contingency fee” basis, and (d) Tenant, its legal counsel and its accountants shall execute a confidentiality agreement prior to the time access to Landlord’s books and records is given. If Tenant’s Audit discloses that the Expenses, Building Insurance Expenses or Building Energy Expenses billed to Tenant were overstated by Landlord by more than five percent (5%), then the parties shall seek to resolve such difference. If they are unable to do so, either may submit such dispute to arbitration for resolution.

(h) In no event shall the fixed annual rent under the Lease be reduced by virtue of this Exhibit C.

(i) Landlord’s and Tenant’s obligation to make the adjustments referred to in this Exhibit C shall survive any expiration or termination of this Lease.

(j) Any delay or failure of Landlord in billing any escalation hereinabove provided shall not constitute a waiver of or in way impair the continuing obligation of Tenant to pay such escalation hereunder.

EXHIBIT D

Landlord’s 28th Floor Premises Work

Landlord shall cause to be performed the following work with respect to the 28th Floor Premises at Landlord’s expense, using Building standard materials. All other work in or for the 28th Floor Premises (or any other portion of the demised premises) shall be performed by or on behalf of Tenant at Tenant’s expenses and in accordance with Article 6 of the Lease. Landlord reserves the right to make reasonable substitutions and/or modifications to the following to the extent necessary to comply with base-building design and/or legal requirements.

1.	Demolition: Landlord shall provide for the demolition of the 28th Floor Premises substantially similar to the condition of the 29th Floor Premises as of the Effective Date.

2.	Fireproofing: Landlord shall fireproof, or caused to be fireproofed, any exposed structural steel where required by applicable law.

3.	Connections: Landlord shall provide existing standpipe and fire sprinkler connections.

4.	Electrical: Landlord shall provide existing electrical panels in the base building electric closet with a capacity of 6 watts connected load per usable square foot in the Premises (exclusive of Building-wide HVAC).

5.	Class E System: Landlord shall provide for adequate connection points, in Landlord’s reasonable discretion, for the Building fire alarm system, warden stations, Class E connections, smoke detectors, speakers and strobes.

6.	HVAC: Landlord shall provide for HVAC trunk duck that extends 1-2’ into the 28th Floor Premises out of the mechanical room, in a location reasonably determined by Landlord.

7.	Windows: Landlord shall insure that all exterior windows are in good order and repair and properly sealed and reasonably free of fog or condensation; provided, however, that Landlord’s completion of the work described in this Paragraph 7 of Exhibit D shall not be a condition of the occurrence of the 28th Floor Commencement Date and may be performed by Landlord subsequent to the occurrence of the 28th Floor Commencement Date.

EXHIBIT E-1

27th Floor Offering Space

(Attached hereto)

EXHIBIT E-2

32nd Floor Offering Space

(Attached hereto)

EXHIBIT F

30th Floor Premises

(Attached hereto)

EXHIBIT G

Calculation of Increase in Cancellation Payment if Tenant has exercised the 30th Floor Option

Prior to the giving of the Cancellation Notice

The sum of (i) five (5) months of fixed annual rent at the initial rate payable under the Lease for the 30th Floor Premises, and (ii) the following unamortized costs incurred by Landlord in connection with leasing the 30th Floor Premises to Tenant (calculated as of the Cancellation Date): leasing and/or broker’s commissions, legal fees, rent abatement and free rent (if any) and work allowance (if any). Such costs shall be amortized on a straight-line basis over the term of the Lease for the 30th Floor Premises, commencing on the date on which rent shall commence for the 30th Floor Premises and ending on the Extended Term Expiration Date, with interest calculated thereon at the rate of eight percent (8%) per annum.

EXHIBIT H

38th Floor Premises

(Attached hereto)

EXHIBIT I

Form of SNDA

(Attached hereto)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

(1250 Broadway)

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated as of             , 2014, is made by and among LANDESBANK BADEN-WÜRTTEMBERG NEW YORK BRANCH, a banking branch licensed by the Banking Department of New York State, having an address at 280 Park Avenue, 31st Floor, West Building, New York, New York 10017, as Administrative Agent (“Lender”), Tenant (as defined below) and Borrower (as defined below).

DEFINITIONS:

Borrower: JT MH 1250 Owner LP, a Delaware limited partnership, having an office located c/o Murray Hill Properties LLC, 1140 Avenue of the Americas, New York, New York 10036.

Tenant: Varonis Systems, Inc., a Delaware corporation, having an office located in the Leased Space (as defined below).

Property: that certain parcel of real property commonly known by the street address 1250 Broadway, New York, New York, designated as Block 833, Lot 11 on the Tax Map of the City of New York, and as more particularly described in Exhibit A annexed hereto and made a part hereof, together with all fixtures located thereon or appurtenant thereto.

Landlord: the landlord named in the Lease and its successors and assigns from time to time, except a “Successor Landlord” (defined in Appendix I annexed hereto and made a part hereof).

Lease: that certain lease, dated December 19, 2011, as amended by that certain First Modification of Lease Agreement dated June 18, 2014, by and between JT MH 1250 Owner LP, as landlord, and Tenant, as tenant, for a term that commenced on January 1, 2012 and will expire on February 28, 2026.

Leased Space: office space on the 29th and 31st floors of the Property leased to Tenant pursuant to the Lease.

Loan: a certain loan from Lender, as administrative agent, and the other lenders signatory to the applicable loan agreement from time to time, to Borrower, as borrower, including any advances and increases, secured by, among other things, a first lien on the Property.

Mortgage: a certain Mortgage and Consolidated, Amended and Restated Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of May 14, 2008, as amended or consolidated from time to time given by Borrower to Lender, as administrative agent, as security for the Loan, which instrument is recorded in the Office of the City Register of the City of New York (the “Land Records”) under Document ID: 2008051800024004.

Assignment: a certain Assignment of Rents and Leases dated as of May 14, 2008, as amended from time to time, made by Borrower to Lender, as administrative agent, as additional security for the Loan, which instrument is recorded in the Land Records under Document ID: 2008051800024005.

Rent: all rent, additional rent and other sums payable by Tenant under the Lease.

Notice Addresses:

Lender:		Landesbank Baden-Württemburg New York Branch,
as Administrative Agent
280 Park Avenue
31st Floor, West Building
New York, New York 10017
	Attn:	Real Estate Finance Department,
Chase Cassidy
Telecopy: (212) 584-1769

with a copy to:		Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Robert W. Fagiola, Esq. (2197-209)
Telecopy: (646) 848-7606

Tenant:		Varonis Systems, Inc.
1250 Broadway, 31st Floor
New York, NY 10001
Attn: General Counsel
Telecopy: 212-695-7010

with a copy to:		Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Attn: Norman B. Berlin, Esquire
Telecopy: 215-689-4609

Lender and Tenant hereby incorporate by reference all of the terms and conditions of Appendix I annexed hereto and made a part hereof.

This Agreement: (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof; (b) may be executed in counterparts, which taken together shall comprise a single instrument; and (c) may be amended only by a writing signed by the parties hereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Subordination, Non-Disturbance and Attornment Agreement as of the date and year first above written.

LENDER:

LANDESBANK BADEN-WÜRTTEMBERG
NEW YORK BRANCH, as administrative agent

By:

TENANT:

VARONIS SYSTEMS, INC., a Delaware corporation

By:
	Name:	Gili Iohan
	Title:	Chief Financial Officer

BORROWER:

JT MH 1250 Owner LP, a Delaware limited partnership

By:	JT MH 1250 Owner GP, LLC Delaware limited liability company, its general partner

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the      day of              in the year 2014 before me, the undersigned, personally appeared Leonard J. Crann, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed this instrument.

Signature and Office of individual taking acknowledgement

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the      day of              in the year 2014 before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed this instrument.

Signature and Office of individual taking acknowledgement

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the      day of              in the year 2014 before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed this instrument.

Signature and Office of individual taking acknowledgement

APPENDIX I

RECITALS:

A. Landlord and Tenant have executed the Lease, pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, the Leased Space.

B. Tenant and Lender desire to agree on the relative priorities of their interests in the Property and their rights and obligation upon the occurrence of certain events, as described herein.

AGREEMENT:

NOW, THEREFORE, for good and sufficient consideration, the parties agree as set forth below.

Tenant and Lender agree that, until the Mortgage is released or otherwise satisfied of record:

The Lease and all of Tenant’s rights thereunder are and will remain subject and subordinate to the Mortgage and to any and all future advances of the Loan secured thereby and to any other mortgage, deed of trust or other security instrument on the Property now or in the future held by Lender, and Tenant will not subordinate the Lease to any other lien against the Property without Lender’s prior written consent;

Except for any security deposit and those payments to be made by Tenant under the Lease based on Landlord’s estimate of real estate taxes, operating expenses and other escalations payable by Tenant under the terms of the Lease, Tenant will not pay Rent more than one (1) month in advance and will not claim any offset against Rent;

Upon receipt of notice from Lender, Tenant will pay the Rent as and when due under the Lease to Lender and the payments will be credited against the Rent due under the Lease; and

Tenant does not have, and will not acquire, any right or option to purchase any portion of, or interest in, the Property.

As long as Tenant is not in default in respect of any the terms and conditions of this Agreement and is not in default of any of its obligations under the Lease beyond any applicable grace or cure period, Tenant and Lender agree as follows:

If Lender commences a judicial or nonjudicial foreclosure or other proceeding to enforce the Mortgage, or exercises any power of sale (an “Action”), Lender will not name Tenant as a party to such Action unless joinder is required under applicable law, and in such event: (i) Lender will not seek affirmative relief from Tenant; (ii) the Lease will not be terminated; and (iii) neither Tenant’s possession of the Leased Space nor its quiet enjoyment thereof will be disturbed;

If Lender or any other entity (a “Successor Landlord”) acquires the Property through an Action or by deed in lieu of foreclosure (an “Acquisition”), Successor Landlord will not disturb Tenant’s possession of the Leased Space or its quiet enjoyment thereof, and the Lease will continue in full force and effect with Successor Landlord and Tenant bound by the Lease; and

If, notwithstanding the foregoing, the Lease is terminated as a result of an Action, a lease between Successor Landlord and Tenant will be deemed created on the same terms as the Lease, except that the term of the replacement Lease will be the then-unexpired term of the Lease, subject to any renewal or expansion option rights. Successor Landlord and Tenant will execute such a replacement Lease in accordance with the foregoing at the written request of either party.

In the event of an Acquisition, Tenant will recognize and attorn to Successor Landlord as the landlord under the Lease for the balance of the term thereof. Tenant’s attornment will be self-operative, and no further instrument shall be required to effectuate the same, except that at Successor Landlord’s request, Tenant will execute instruments as are reasonably satisfactory to Successor Landlord to confirm such attornment.

Successor Landlord will not be:

liable for any act or omission of Landlord occurring prior to the date of the Acquisition, except for any repair and maintenance obligations of a continuing nature imposed on the landlord under the Lease;

required to credit to Tenant’s account any Rent for any rental period beyond the then-current rental period or for any security deposit, unless such deposit has actually been received by Successor Landlord;

bound by any assignment, surrender, termination, cancellation, amendment or modification of the Lease made after the date hereof without its written consent, except assignments made in strict conformance with the applicable provisions of the Lease;

subject to any credits, offsets, claims, counterclaims or defenses that Tenant may have against Landlord arising prior to the date of the Acquisition, except to the extent that the default or other action or failure to act which gives rise to such credit, offset, claim, counterclaim or defense continues after the Acquisition and then only to the extent accrued during such post Acquisition period;

liable for any damages Tenant may suffer as a result of any misrepresentation, breach of warranty or act of or failure to act by any party other than Successor Landlord; or

obligated to make any payment, or to give any credit or allowance, to Tenant, including, without limitation, for any improvements, alterations, demolition or other work in the Leased Space or the Property (other than to repair and restore following a casualty or condemnation to the extent required under the Mortgage), or to undertake or complete construction of any improvements in, or alterations of, the Leased Space or the Property, or to pay any leasing commissions arising out of the Lease.

Lender will have the right, but not the obligation, to cure any default by Borrower under the Lease. Tenant will notify Lender in writing of any default by Borrower in respect of any of the terms and conditions of the Lease that would entitle Tenant to terminate the Lease or receive an abatement of the Rent. Any notice of termination by reason of Borrower’s default will not be effective unless Tenant has so notified Lender of such default and Lender has had a thirty (30)-

day cure period (or such longer period as may be necessary if Borrower’s default is not susceptible to cure within thirty (30) days, but in any event not longer than one hundred twenty (120) days in the aggregate), commencing on the latest to occur of the date on which: (a) the cure period under the Lease expires; and (b) Lender receives the notice required by this paragraph. Any notice of abatement will not be effective unless Tenant has notified Lender of the default entitling Tenant to such abatement and Lender has had a thirty (30)-day cure period (or such longer period as may be necessary if the default is not susceptible to cure within thirty (30) days) commencing on the date on which Lender receives the notice required by this paragraph, but in any event not longer than one hundred twenty (120) days in the aggregate.

Upon not less than ten (10) days’ prior request from Lender, Tenant will execute, acknowledge and deliver to Lender an estoppel certificate containing such true and accurate information as may be reasonably required to be contained therein pursuant to the Lease and any other information reasonably requested by Lender.

All notices, requests or consents required or permitted to be given under this Agreement must be in writing and sent by certified mail, return receipt requested or by nationally recognized overnight delivery service providing evidence of the date of delivery, with all charges prepaid, addressed to the appropriate party at its respective Notice Address.

Tenant acknowledges and agrees that this Agreement constitutes notice to Tenant of the existence of the Mortgage and that, as of the date thereof, all of the Rents and Leases relating to the Property have been assigned by Borrower to Lender as additional security for the Loan.

Any claim by Tenant against Successor Landlord under the Lease or this Agreement shall be satisfied solely out of Successor Landlord’s interest in the Property and the rent, issue and profit derived therefrom, and Tenant will not seek recovery against or out of any other assets of Successor Landlord. Successor Landlord will have no liability or responsibility for any obligations under the Lease that arise subsequent to any transfer of the Property by Successor Landlord.

This Agreement is governed by, and will be construed in accordance with, the internal laws of the state or commonwealth in which the Property is located.

LENDER AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY, OR COUNTERCLAIM ASSERTED BY, LENDER OR TENANT RELATING TO THIS AGREEMENT.

In the event of any conflict between the terms of the Lease and the provisions of this Agreement, the provisions of this Agreement shall control.

This Agreement binds and inures to the benefit of Lender and Tenant and their respective successors, assigns, heirs, administrators, executors, agents and representatives.

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of West 31st Street with the easterly side of Broadway;

RUNNING THENCE easterly along the northerly side of West 31st Street, 121 feet 3 1/2 inches;

THENCE northerly and at right angles to the last mentioned course, 98 feet 9 inches to the center line of the block between West 31st and 32nd Streets;

THENCE westerly along the center line of the block, 7 feet 5/8th of an inch to a point in a line drawn at right angles to the southerly side of West 32nd Street and distant 189 feet 10 inches easterly from the corner formed by the intersection of the southerly side of West 32nd Street and the easterly side of Broadway, measured along said southerly side of West 32nd Street;

THENCE northerly along the said last mentioned line, 98 feet 9 inches to the southerly side of West 32nd Street;

THENCE westerly along the southerly side of West 32nd Street, 189 feet 10 inches to the corner formed by the intersection of the southerly side of West 32nd Street and the easterly side of Broadway;

THENCE southerly along the easterly side of Broadway, 211 feet 5 5/8 inches to the point or place of BEGINNING.